Exhibit 99.1
RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
April 20, 2007
10:00 a.m. Eastern
Operator: Good morning and welcome, ladies and gentlemen, to the Rurban Financial Corp. first quarter 2007 earnings conference call and Web cast.
At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will open the conference up to the investment community, excuse me, the community for questions and answers after the presentation.
I would now like to turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.
Valda Colbart: Good morning everyone. I would like to remind you that this conference call is being broadcast over the Internet live and will also be archived and available at our Web site at www.rurbanfinancial.net until May 11, 2007.
Joining me on today’s call are Ken Joyce, President and CEO, Duane Sinn, our CFO, and Mark Klein, President and CEO of the State Bank and Trust Company, and Hank Thiemann, President and CEO of RFCBC.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

But before we get started, I’d like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking, and therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.
These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subside...subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions, and other factors set forth in the company’s filings with the Security and Exchange Commission.
I will now turn the call over to Ken Joyce, President and CEO. Ken...
Ken Joyce: Well, thank you, Valda and welcome to our first quarter 2007 Web cast. We are reporting what we believe to be continuing improvement in our turnaround story and Duane Sinn, Mark Klein, and I will provide an overview of the quarter and give some of the detail and color behind the numbers and some of our actions.
(Clears throat) We had a good quarter in line with our continuing recovery, earning 702,000 which is up substantially from the year ago quarter. This improvement represents core earnings that we will be building on as we move into future quarters.
One of our key accomplishments this past quarter was achieving the cost reductions that we discussed in our last Web cast and announced with year-end results. We announced a target of one to 1.5 million for expense reduction, but we actually achieved about 1.8 million on an annualized basis.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

These expense reductions were obtained in conjunction with a merger of our banking entities into our lead bank, State Bank and Trust, which occurred in late March, um, March. Therefore, the benefit of these expense savings will begin to appear in the second quarter and will be fully realized by the third and fourth quarter.
Ah, we had approximately 100,000 of one-time expenses this past quarter, ah, that we incurred during this restructuring process. The merger eliminates the, um, Exchange Bank charter. (Clears throat) We acquired Exchange Bank at the end of 2005. We paid approximately an eight percent deposit premium to provide us with an entry into the Toledo Metropolitan Markets. We operated as a separate bank through 2006 and into the first quarter of 2007. We did not receive the benefit from the separate charter that I anticipated. We made a decision to merge Exchange Bank into our lead bank.
At the same time, we also merged our trust and investment company, Reliance Financial Services, into the lead bank, eliminating a separate charter as well. (Clears throat) Although we will keep the iden, the identity alive through a do, doing business as approach.
The Trust Investment Company merger decision was driven by our desire to achieve efficiencies, while increasing the synergies with the banking business, since there is a clear symbiotic relationship between the trust and investment and the banking business.
This merger creates a simplified organization that is now engaged in two distinct business segments, banking and data and item processing. The banking segment is managed by Mark Klein, (coughs), excuse me, who was introduced at these Web casts in the past. Mark, who joined us at the beginning of last year, is implementing a new banking model to the organization.
I’m gonna turn the Web cast over to Mark to mention the highlights of that model. Mark ...

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

Mark Klein: Thank you, Ken and good morning. I too am pleased to report that the restructuring of Exchange Bank, Reliance Financial, and our operation center into State Bank and Trust Company is now complete.
While it consumed a considerable amount of time and energy of our entire staff, it will provide the structure for improved efficiencies as we move into the second half of 2007. Operationally, as one bank, we are implermenting, implementing a model that allows the entire bank to be managed more efficiently by business line, by seasoned leaders.
These major lines include commercial and consumer lending, retail sales, deposits, wealth management, and residential real estate lending. Of course, our regional executive presence by David Anderson in Lima and David Schnepp in Ft. Wayne will continue to deliver on our high touch, decentralized decision-making process.
Our loan and deposit production numbers we reported for 2006 were strong and the first quarter of 2007 reflects this continued momentum. We also continue to review and modify our individual departmental action plans, and weekly sales meetings as we hold our staffs accountable to deliver our budgeted numbers.
The key initiative this past year and one that will continue, the key on for 2007 is our business development efforts. Last year, we reported that we initiated 3,900 prospect and business development calls.
By utilizing this same proactive client servicing and business development sales focus this year, our retail staff has initiated 257 prospect calls, 273 client calls, and our commercial lenders have registered 521 prospect calls, 633 client calls.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

Our proactive sales culture provides direct benefit to the client in the form of recognition of unmet financial needs. The residual affect of these calls is that we can involve our internal business partners through our fully integrated referral process. We began to focus on client financial needs analysis in 2006 and have produced 431 referrals between business units.
Throughout 2006, as I had reported previously, we transformed these referrals into 134 closed referrals that ded, that led to over 10 million in trust assets, 6 million in residential real estate loans, approximately 5 million in commercial and consumer loans, and 5 million in consumer deposits.
Through employee recognition and financial incentive, this spirit continues to build momentum today, that synergies between business partners for the first quarter have produced 196 referrals. In summary, we have the right people in key leadership roles to serve not only existing clients, but but prospective ones in newer expanding markets of Toledo, Ft. Wayne and Lima as well.
We continue to pursue these markets aggress, aggressively, but we will not sacrifice quality for quantity.
At this time, Ken, I’ll turn it back to you.
Ken Joyce: OK, well, thank you, Mark and congratulations to you and your team. You’re making, you’re certainly making progress in a, in what’s a difficult banking environment.
Asset quality remains strong with our net charge-offs low, and our non-performing assets are close to the Ohio peer group. We should see further progress in lower non-performing assets over the course of this year as we continue to address all the non-performing relationships in a very aggressive fashion.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

We incurred legal fees in the first quarter in the six figure range connected to some of the last vest — vestiges of our legacy credits. These legal fees primarily represent collection efforts and we expect those fees to decline in the second quarter, and they should be negligible by the third or fourth quarter.
Legal fees are following the pattern that we had outlined in our previous Web cast. We continue to expect that our workout company will be completely out of business by the end of this year, which is certainly a good thing. They have only one credit relationship remaining. That credit is on a workout schedule.
We appear to be one of the few banks that were able to improve their interest rate margin over the last — over the past two quarters. After four quarters of decline, the interest margin improved in the last quarter by about 12 basis points. Certainly in the majority of this improvement was a result of the portfolio rea, re, restructuring, we undertook in the last quarter of 2006.
We had projected a 12 basis point margin improvement as a result of that restructure and we appear to have achieved that number. Maintaining the margin will certainly be a continuing challenge, but we are putting strategies in place that we will help, that will help us stabilize that margin over the remainder of this year.
I will discuss RDSI and DCM, our data processing and item processing businesses, after Duane provides some insight for the first quarter numbers. Duane...
     Duane Sinn: Thank you, Ken and good morning. Our first quarter results were a reflection of several initiatives to improve our core bank earnings going forward. Our overall core earnings are improving and this will be more apparent in the second quarter as we realize the efficiencies from merging our banking subsidiaries.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

While the efficiencies that Ken mentioned should improve earnings going forward, we continue to operate in an extremely difficult rate environment and loan growth at a profitable margin will be challenging.
A preview of the balance sheet a little bit, the total assets for March 31, 2007, were $548.9 million, a slight decrease from the $556 million reported at December 31, 2006. Most of this decline was in investment securities, which dropped $5.3 million due to several securities that were called during the quarter.
Total loans were $373.3 million at March 31, 2007, compared to $370.3 million at December 31, 2006, a modest increase of $3.2 million for the quarter. Total loans have increased 35.6 million or 11 percent from March 31, 2006. Once again, the majority of the company’s loan growth was derived from commercial lending efforts.
The company used the cash flow from securities were called during the quarter to access some high cost municipal deposits, so deposits- total deposits decreased $2 million in the first quarter of 2007. Total deposits have increased $14 million or four percent over the last 12 months.
I will transition to the income statement and will focus on our quarterly results compared to the year ago quarter. I’ll also point out that the acquisition of DCM, Data Processing Company, headquartered in East Lansing, Michigan, was completed in early 2006, so its results are not included in the 2006 first quarter income statement comparison.
Net income for the quarter was 702,000 or 14 cents per diluted share compared to 523,000 or 10 cents per diluted share a year ago. The highlights of the quarter include the merging of the banking group and the efficiencies that the company will start to see in the second quarter.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

The company also reported strong growth in non-interest income driven by our data and item processing business. Net interest income was $3.6 million for the three months ended March 31, 2007, compared to 3.9 million for the first three months of 2006.
This decrease of 271,000 was due to a 33 basis point decline in the company’s net interest margin over this 12-month period. However, the balance sheet restructuring completed at the end of 2006 and the continued reduction in low yielding investments during the first quarter of 2007, helped to improve the net interest margin by 12 basis points during the first quarter of 2007.
Net interest income for the three months ended March 31, 2007, was essentially unchanged from the fourth quarter of 2006. The increase in the margin was offset by a slight reduction to average earning assets. The provision for loan loss was $93,000 for the first quarter of 2007 compared to $246,000 taken in the first quarter of 2006.
Net charge-off to average loans was .04 percent for the first quarter of 2007 compared to .72 percent for the year ago quarter. Total non-interest income was 6.7 million for the first quarter of 2007, compared to five million for the prior year first quarter, an increase of 1.7 million or 35 percent.
The $1.6 million or 35 percent increase in data processing fees, driven by the acquisition of DCM, was the primary reason for this improvement. All other types of non-interest income grew as well, reflecting continued momentum in various service delivery areas.
Mortgage banking continues to gain momentum as mortgage originators have increased – as mortgage originations have increased by 25 percent for the first quarter of 2007, compared to the first quarter of 2006. This is a reflection of entering our newer markets of Toledo, Lima, and Ft. Wayne, Indiana.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

This production is primarily loans that have been sold with servicing retained. Total non-interest expense was $9.3 million for the first quarter of 2007, up $1.4 million from the 2006 first quarter. Included in the first quarter 2007 results are $1 million of DCM operating expenses.
Once again, the acquisition of DCM took place in September, 2006, so there were no corresponding DCM expenses in the first quarter of 2006. As mentioned in our press release for the first quarter, ah, we also included $95,000 of one-time merger related expenses and that includes fees for data merging and additional severance payouts.
Excluding the DCM expense and the one-time merger related expense, the non-interest expense increased 255,000 or 3.2 percent for the first quarter of 2007, compared to the first quarter of 2006. This remaining increase was driven by expense increases within RDSI, our fast-growing data processing company, but we have completed our staff reductions.
We see additional savings as we move through 2007 and integrating better technology throughout our banking, data and item processing businesses. Management focuses daily on additional expense reductions across all business lines of the corporation.
Consolidated banking group, which now has total assets of 530 million, reported improved earnings for the first quarter of 2007 of $707,000 compared to $534,000 for the prior year quarter. We will start to see a portion of the $1.8 million in annualized efficiencies in the second quarter of 2007.
It will be extremely important to continue to increase loans organically, increase our mortgage banking income, and gain additional efficiencies to offset the potential of further margin compression as we continue to work through the extremely difficult rate environment facing the banking industry.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

At this point, I’ll turn it back over to Ken.
Ken Joyce: Thanks, Duane. Um, I’ll just add here um, a small point, kind of a local news, that ah, ah, we went back to look at our um, residential loan delinquency in light of the um, the sub, sub prime concern and some of the option mortgage concerns. We’re ah, we’re 2.33 percent on our mortgage delinquency and we went back to the last nine months, that’s the um, the most favorable it’s been in the last nine months with the exception of one month, which was 2.31, so we have no sub prime with any ah, any substance and um, we do not make what seems to be the next round here of ah, what’s called option mortgages. So that’s certainly not a concern with ah, with our banking organization.
To ah, to turn back to um, (clears throat) the rest of our um, ah, Web cast here, and that’s that we continue to grow RDSI as measured by both revenue and net income. But more importantly, we continue to grow the number of client banks we service.
We are also expanding our market area as evidenced by the signing of a Nevada bank in the first quarter, and we expect to sign several other Florida banks over the next few quarters. We also contracted for two other banks in the first quarter for data processing and item processing.
We have six more banks that are signed and will be converted within the next two-to-three quarters, adding additional revenue for the ah, the remainder of the year. We have maintained our high service levels while growing the business. All expenses have grown steadily at RDSI, (clears throat), fortunately, at a lower rate than revenue.
We have some opportunity to control expenses on the item processing side of the business. Early in the introduction of Check 21, we adopted what we refer to as the big bang theory. We expanded our physical network of item processing location and worked to bring item processing

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

business into these centers at the same time other processors in the Federal Reserve were closing processing centers.
Having now captured that business and now having the majority of our clients going to the electronification of checks, we are moving into the collapsing phase of a big bang, and we are in the process of moving processing into a central site and closing the remote sites. One center was closed this past quarter.
A second will be closed in the third quarter, and there may be other opportunities. Each center has expenses of approximately 200,000 on an annualized basis or more. It should add some further economy to scale to the item processing operation.
We have also restructured the item processing area and are renaming it as our payment solutions group, taking a more global view of the payment systems business. We have begun this business transformation by introducing multiple remote capture devices and systems.
These include teller station capture, back counter in the branches, and merchant capture of the licenses being placed in the businesses of our client banks. We will be exploring numerous other payment systems options over the next six-to-12 months and deploying products as they are developed and needed by our client bank base.
(Clears throat) DCM, our item processing acquisition, fits well under this payment solution strategy and we continue to be pleased with the revenue and net income contribution of this acquisition. (Clears throat) Excuse me. We have a changing of the guard at RDSI over the next three-to-six months.
John Weimerskirk, who has been with RDSI for nearly 10 years and served as President for the past year and a half, will be retiring in the course of 2007. Replacing him

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

will be Hank Thiemann, who is a 10-year veteran of Rurban, has a long banking career with experience in operations, mortgage lending, and bank administration.
Hank is spending the next three-to-six months transitioning with John and taking the baton in a measured and controlled manner. I will be retaining the role of CEO and Chairman for RDSI.
At the holding company level, we are planning (coughs) – excuse me, we are planning on holding the status quo on the banking business, allowing the P&L time to catch up with the balance sheet and asset quality recovery, while working on these efficiencies of our banking system and operations.
We will begin to consider banking acquisitions when those goals are achieved. We will consider acquisitions on the data and item processing side of the business, but only as the right opportunities present themselves. These acquisitions tend to be immediately accretive, which will be a key consideration to any acquisition on this side of the business.
We recently announced the establishment of a stock repurchase program, which will begin next week. We have announced a plan acquisition of 250,000 shares that will be acquired through daily purchases with the option to do block purchases.
This program makes sense as our stock is currently undervalued in our view and we have a strong capital position. This completes our comments on the first quarter 2007 results.
I will now turn over the Web cast to Valda to see if we have any questions from the investment community. Valda ...
Valda Colbart: Thank you, Ken. It’s now time for the question and answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers and unmute your phone.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

If you have a question, we would like you to press star one on your telephone. That’s star one if you have a question and if for some reason, someone asks a question that you would have liked to and you need to withdraw that question, press star two. So again if you have a question, please press star one on your on your telephone and we will take the questions in the order they are received. We’ll stand by for just a few moments.
     Operator: And we do have a question coming from Ross Haberman at Haberman Funds.
     Ross Haberman: Good morning, gentlemen, how are you?
     Ken Joyce: Good morning, Ross. We’re doing fine here, thank you.
     Ross Haberman: Um, Duane, just a couple of quick questions for Duane. Um, um, could you just go over the non-recurring items? You mentioned 100,000 I believe and I didn’t
quite understand, (coughs), ah, was there an additional – ah, what was in addition to that? I didn’t quite catch if there were other items besides the 100,000 which you referred to in the quarter.
     Duane Sinn: Yes, Ross, thanks for the question. The $100,000 is really the only rea- ah, one-time item in the quarter. Ah, I was just trying to point out with the other transaction that DCM had approximately $1 million in operating expenses in the first quarter of 2007, and they were not a part of us in 2006.
So we had an increase in operating expenses of roughly ah, 1.3 million, ah, from the first quarter of ‘07 back to the first quarter of ‘06. A million of that was DCM, another 100,000 in one-time merger-related items, so the actual increase was just a a bit over $250,000 ah or 3.5 percent.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

     Ross Haberman: Let me ask – let me ask that a different way. Could could you give us out of the 700,000 in consolidated income, how much was from the bank and how much was from DCM for the quarter?
     Duane Sinn: Well, we don’t break DCM out separately, Ross. Although we do ...
     Ross Haberman: Don’t don’t you do that in the quarter – in the Q I thought?
     Ken Joyce: He’s probably talking about the um, the data processing ...
     Ross Haberman: Oh, sorry, sorry, the data processing, excuse me.
     Duane Sinn: Yes. The data processing business made $90,000 for us in the first quarter.
     Ross Haberman: It earned 90,000.
     Duane Sinn: $690,000, yes.
     Ross Haberman: 6 - 690,000 versus what last year?
     Duane Sinn: Ah, last year was 548,000.
     Ross Haberman: OK. And you’re s..., and in the, and that is, that’s not quite apples-to-apples because you didn’t have that other business last year?
     Duane Sinn: That’s correct. DCM was not in the first quarter, so it did contribute to the $142,000 increase.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

     Ross Haberman: OK. Um, ah, and you’re saying that hundred, ah, ah – I’m sorry, the 100,000 ah, one-time expense came, um – would have been – would have made that number 790,000?
     Duane Sinn: Well, the one-time expenses, Ross, were on the banking side.
     Ross Haberman: Oh, on the banking side, excuse me.
     Duane Sinn: Yes, that had to do with the merger on the banking side. The banking side went from roughly ah, 534,000 up to 707 or a
$173,000 increase.
     Ross Haberman: So on the bank– so the data processing, you made six - 690 and you’re saying the bank made 700,000?
     Duane Sinn: Yes.
     Ross Haberman: And and when you consolidate them, the ah, the the overhead is basically the difference?
     Duane Sinn: Well, we still have our our loan workouts company that’s still still in there, as Ken mentioned in his. We ah, had some litigation cost in the first quarter and, ah, the workout com — company had about a $136,000 loss in the quarter, so that did contribute to it and the rest is, as as you said, the, the, ah, overhead that is, ah, mainly driven by the trust preferred interest expense, the holding company level.
     Ross Haberman: Got it, OK. The um, the 136,000 loss, do you see that progressively getting smaller over the quarter?
     Duane Sinn: Yes, we do.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

     Ross Haberman: And and in the – what you call professional fees of 677 in the consolidated number (coughs), will that number shrink much?
     Duane Sinn: Yeah. We expect that to go down. Ah, we’ll continue to see some here in the second quarter, but we expect that number to go down, um, pretty steadily, ah, in the last half of the year. And, ah, as we’ve mentioned, we really we really expect the workout company to, ah, really be non-existent ah, at the end of 2007.
     Ross Haberman: Just one final question, could you address your margin or your spread and if we continue to have a flat yield curve, what’s your expectation with that scenario?
     Duane Sinn: Yes. Well, we, you know, we’re no different than any other bank and, ah, we continue to feel margin compression. And, ah, we do feel that there are several things that we can do to offset that.
Um, I don’t think that we’ll see ah, a big increase in the margin, but I think that we continue, ah, to see some some securities that will, ah, be called, ah, unless there’s a change in the rate environment, and, ah, those would come off our books, you know, in the four percent range.
And, ah, the loan growths that we continue to see, we’ll be putting those back out, at least a 300 basis point increase, and then, ah, we have some other initiatives on the liability side of the balance sheet to, ah, increase our core funding.
And, ah, as those are starting right here in the second quarter, we we hope to see some good good core funding in the third and fourth quarters to help offset the margin compression.
     Ross Haberman: Just one final question, any new branches planned for ‘07 or consolidation of existing?

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

     Ken Joyce: Right now, (clears throat) Ross, this is Ken, we have no branches planned for 2007. Ah, and we’re probably done with our consolidation, although we keep evaluating that, so I don’t want to make that a firm statement. Ah, we had some, um, pretty significant changes in the course of 2007.
Ah, we closed, ah, one office and ah, we moved another one to, ah, from a drive-in facility – or from a full service facility to a drive drive thru. So we continue to um, make those those evaluations, but we have no plans for it at this point.
     Ross Haberman: The best of luck. Thanks, um, guys.
     Ken Joyce: Thank you.
     Operator: And once again, the signal to ask a question, please press star one on your phone. Again, star one to signal. And it appears as though we have no further questions. I’d like to turn the conference back to, um, Mr. Joyce for closing comments. Everyone, please stay connected for a moment.
     Ken Joyce: Tony, are you there?
     Operator: Yes, sir, we can hear you now.
     Ken Joyce: OK. Thank you. We, um, we appreciate — appreciate your ah, your attendance at this quarter’s Web cast and we appreciate those shareholders that have been patient with us as we have worked through the credit problems, restructured the organization, and ah, we’re working diligently on completing that recovery.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
04-20-07/9:00 a.m. CT
Confirmation # 4122032

Well, thank you very much and goodbye for now.
     Operator: This does conclude today’s conference. We do thank you for your participation. You may disconnect at this time.
END